February 17, 1999


VIA TELECOPY AND
AIRBORNE EXPRESS


Mr. Jim Arabia
President
Sybra, Inc.
9255 Towne Centre Drive
San Diego, CA  92121

Dear Jim:

        Sybra, Inc. ("Sybra") has advised FFCA Acquisition Corporation ("FFCA") that Sybra desires to obtain financing for up to fifteen (15) new Arby's restaurants (individually, a "Property" and collectively, the "Properties") during the next eighteen (18) months. For certain Properties, Sybra desires to enter into a build-to-suit sale-leaseback transaction with regard to the land, fixtures and improvements (individually, a "Sale-Leaseback Transaction" and collectively, the "Sale-Leaseback Transactions"). For up to seven (7) of the Properties, Sybra desires to enter into a mortgage loan transaction (individually, a "Mortgage Transaction" and collectively, the "Mortgage Transactions") which may involve land (the "Land") leased by Sybra pursuant to a long term ground lease (individually, a "Ground Lease Site" and collectively, the "Ground Lease Sites") and which are secured by a first lien mortgage or deed of trust, as determined by FFCA, on the building and other improvements (collectively, the "Improvements") (individually, a "Mortgage Loan" and collectively the "Mortgage Loans") and Sybra's leasehold interest in the Land. Additionally, at the time of the final construction draw (the "Final Disbursement") of each Sale-Leaseback Transaction or Mortgage Transaction, Sybra also desires to obtain an equipment loan (individually an "Equipment Loan" and collectively, the "Equipment Loans") secured by a first lien security interest in the furniture, equipment and other trade fixtures at each Property (collectively, the "Equipment") or at Sybra's discretion, it may choose to obtain equipment financing from another lending source.

        Upon Sybra's acceptance of this commitment letter (this "Commitment"), FFCA commits to make to Sybra (i) up to a total of fifteen (15) Mortgage Loans and Sale-Leaseback Transactions, and (ii) up to fifteen (15) Equipment Loans, all on the terms set forth in this Commitment (individually, a "Transaction" and collectively, the "Transactions").

A.  Basic Commitment Terms.

Background:           This Commitment outlines certain basic terms and
                      conditions of the Transactions; however, it is not meant to define all of the terms and conditions of the Transactions, which will be set forth more fully in a separate term sheet (the "Term Sheet") and the final documentation for each Transaction. The Transactions are subject to, among other things, the approval by FFCA's in-house site review and valuation department of the Properties and the Loan Amount or Purchase Price (as defined below), as applicable, Sybra's compliance with all of the requirements set forth in this Commitment and the receipt by FFCA of all documents and other information requested by FFCA and its counsel.

Acceptance:           Sybra may accept this Commitment by signing and
                      returning a copy of this Commitment, together with a check for the Fee (as defined below), to FFCA within 10 days of the date hereof.

Fee:                  Sybra shall pay FFCA a $45,000.00 fee for this Commitment.

Refundability         Although the Fee shall be nonrefundable and fully earned
of Fee:               when received by FFCA, all or part of the Fee may be
                      applied to the Property Commitment Fees as described in the Property Commitment Fee Sections below.

Transaction
Processing:           Sybra will notify FFCA as soon as Sybra has identified a
                      Property. Such notice shall include a copy of the proposed purchase agreement, a description of the Property, including the proposed improvements, a budget for the proposed improvements, a description and cost estimate for the Equipment, notice to FFCA of whether the proposed Transaction will be a Mortgage Loan or Sale-Leaseback Transaction and any other documents and information available regarding the Property (the
                      "Property Notice"). Upon receipt of the Property Notice,
                      FFCA's in-house site review and inspection department will inspect the Property identified by Sybra. If the identified Property is approved by FFCA, FFCA will prepare a Term Sheet in the form attached hereto as Exhibit A outlining the specific terms and conditions upon which FFCA --------- would be willing to enter into the Transaction. FFCA will not order a title insurance commitment or instruct its counsel to begin preparing any of the documentation, until Sybra has accepted the Term Sheet and returned it to FFCA.

Commitment            Term: The term of this Commitment shall commence on the
                      date this Commitment is accepted and automatically expire and be of no further force or effect eighteen
                      (18) months after its effective date. Any Property
                      Notice received by FFCA after such date shall be ineffective.

Transaction Amount
Cap: Notwithstanding anything herein to the contrary, in no event shall FFCA be obligated to fund a Transaction where the sum of (i) the Purchase Price and the Equipment Loan Amount for a Property (including financed soft costs and closing costs) exceeds $1,100,000.00 or
                      (ii) the Mortgage Loan Amount and the Equipment Loan Amount for a Ground Lease Site exceeds $1,100,000.00, less the ground lease base rent for the first year of the term of the ground lease divided by 10.0%.

B.  Basic Sale-Leaseback Transaction.

(a) Basic Sale Terms.

Property Commitment
Fee: For each Sale-Leaseback Transaction, Sybra shall pay FFCA an underwriting and processing fee equal to the sum of one percent (1%) of the sum of the Purchase Price, the Development Price and the Equipment Loan Amount. Sybra shall be entitled to a $3,000.00 credit towards the Property Commitment Fee owing under each Term Sheet. One-half of the balance of the Property Commitment Fee shall be due upon Sybra's acceptance of a Term Sheet; the balance of the Property Commitment Fee shall be due at the Closing.

Documentation:        FFCA's counsel will submit to Sybra FFCA's proposed form
                      of build-to-suit sale-leaseback agreement.

Title to Properties:  Title to each Property shall be conveyed to FFCA by a general warranty deed, free and clear of all liens and encumbrances, except those approved by FFCA.

Purchase Price:       The Purchase Price of the Land shall be the sum of (i)
                      the fair market value of the Land, as such amount is determined by FFCA's in-house site review and valuation department, (ii) the Property Commitment Fee, and (iii) such other transaction costs as FFCA may approve in its reasonable discretion.

Closing Costs:        Sybra shall pay FFCA's reasonable in-house site review
                      and valuation expenses, FFCA's reasonable attorneys' fees, Sybra's attorneys' fees, the cost of the phase I environmental reports or environmental insurance, soils reports, and all other reasonable closing costs, including, without limitation, all title insurance premiums, transfer taxes, stamp taxes, transfer, escrow and recording fees, real estate taxes and assessments, and survey fees.

Sale Contingency:     The closing of the purchase and lease transactions
                      comprising each Sale-Leaseback Transaction are not severable and the closing of the purchase transaction shall be conditioned upon the close of the lease transaction.

(b) Basic Lease Terms.

Documentation:        For each Transaction involving a Sale-Leaseback
                      Transaction, FFCA's counsel will prepare and submit to Sybra FFCA's proposed form of disbursement agreement
                      ("Disbursement Agreement"), lease ("Lease"), Memorandum of Lease and UCC-1 Financing Statements. Each Lease shall (i) contain such representations, warranties, covenants and agreements as are usual and customary in transactions of this type, and (ii) provide that (a)
                      Sybra shall be responsible for all maintenance, utilities, insurance, taxes, assessments and other expenses associated with the Property, (b) Sybra shall not assign, mortgage or pledge its interest in the Lease without FFCA's consent, which shall not be unreasonably withheld, delayed or conditioned, (c) the Property shall be operated as an Arby's restaurant, and (d) Sybra shall indemnify FFCA against all claims, suits and costs whatsoever relating to the Property.

Development Price:    After FFCA purchases the land, FFCA will fund the sum of
                      (i) the actual and reasonable hard costs incurred to construct the improvements as determined by FFCA's in-house site inspection department, and (ii) Sybra's actual and reasonable out-of-pocket soft costs relating to the construction of the improvements as may be approved as to category and amount by FFCA, in its reasonable discretion.

Basic Construction
Funding Terms:        The Disbursement Agreement shall provide that FFCA will
                      agree to fund the Development Price in progress payments through the title company, and Sybra will agree to complete the improvements as provided therein.

Lease Term:           Approximately nineteen (19) years and six (6) months
                      with two (2) successive five-year extension options.

Base Annual Rental:   Prior to the date of the Final Disbursement (the "Final
                      Disbursement Date"), the sum of (i) the greater of (a)
                      10.0% or (b) the 30-day London Interbank Offered Rate then in effect plus 3.50%, of the Purchase Price multiplied by a fraction, the numerator of which will be the actual number of days between the Closing Date and the Final Disbursement Date, and the denominator of which will be 365, and the sum of (ii) the greater of
                      (a) 10.0% or (b) the 30-day London Interbank Offered
                      Rate then in effect plus 3.50%, of each portion of the Development Price (as defined above) outstanding between the Closing Date and the Final Disbursement Date multiplied by a fraction, the numerator of which will be the actual number of days between the date that each portion of the Development Price was advanced by FFCA and the Final Disbursement Date and the denominator of which will be 365 (collectively, the "Interim Rental"), which amount shall not be paid by Sybra prior to the First Disbursement Date but shall accrue from and after the date the Arby's restaurant opens for business and be capitalized in the Lease on the Final Disbursement Date pursuant to the Lease
                      Amendment. After the date the Arby's restaurant opens for business, an amount equal to the greater of (a)
                      10.0% of the sum of the Purchase Price and the Development Price or (b) the 10-year U.S. Treasury Note
                      Rate in effect 10 days prior to the date that FFCA initially anticipates the Final Disbursement Date to occur (which date shall be established by a letter from FFCA to Sybra) plus 4.50%, times the sum of the Purchase
                      Price and the Development Price, which amount shall be payable in equal monthly installments on the first day of each month following the month in which the Final
                      Disbursement is made.

Base Annual Rental
Increases:            Commencing with the second anniversary of the completion
                      of the construction of the improvements, and continuing every two years thereafter during the Lease Term, the Base Annual Rental shall increase by the lesser of (i)
                      4.04% or (ii) the average increase in the U.S. Consumer
                      Price Index during the previous two years times 3 (which increases shall be compounded).

Purchase Option:      Sybra shall have the option during the ninety (90) days
                      immediately preceding the 10th and 20th anniversaries of the Lease and, if applicable, during the ninety-day periods immediately preceding the end of the first and second extension terms, to purchase the Property for the greater of (i) its fair market value, or (ii) the sum of FFCA's total investment in the Property.


C.  Basic Mortgage Loan Terms.

Property Commitment
Fee: For each Transaction involving a Mortgage Loan, Sybra shall pay FFCA an underwriting and processing fee equal to one percent (1%) of the sum of the Loan Amount and the Equipment Loan Amount. Sybra shall be entitled to a $3,000.00 credit towards the Property Commitment Fee owing under each Term Sheet. One-half of the balance of the Property Commitment Fee shall be due upon Sybra's acceptance of a Term

                      Sheet; the balance of the Property Commitment Fee shall be due at the Closing.

Documentation:        Prior to Closing, FFCA shall provide Sybra with FFCA's
                      proposed form of promissory note ("Note"), loan agreement ("Loan Agreement"), mortgage or deed of trust, as determined by FFCA, and security agreement ("Deed of Trust"), assignment of leases and rents, environmental indemnity, UCC-1 financing statements, disbursement agreement (the "Disbursement Agreement") and such other documents as may be reasonably required by FFCA or the title company (collectively, the "Loan Documents"). Each
                      Deed of Trust shall (a) grant FFCA a first priority lien against the Property, (b) contain such representations, warranties, covenants and agreements as are customary in loan transactions of this type, (c) provide that Sybra will indemnify FFCA against all claims, suits and costs whatsoever relating to the Property, (d) provide that Sybra shall be responsible for all maintenance, utilities, insurance, taxes, assessments and other expenses associated with the Property, (e) provide that the Property be operated as an Arby's restaurant, and
                      (f) provide that the Property shall not be sold, leased, or further encumbered without the prior written consent of FFCA. At the Closing, with respect to each Property, Sybra shall (i) provide FFCA with proof of insurance relating to the Property, (ii) provide FFCA with a satisfactory title insurance commitment, ALTA as-built survey, phase I environmental report and/or environmental insurance, opinion of counsel, non-foreign certificate, and (iii) execute the Loan Documents.

Loan Amount:          Subject to the Transaction Amount Cap set forth above,
                      the sum of (i) the fair market value of the Land as determined by FFCA's in-house site inspection and review department, (ii) the actual and reasonable cost to construct the improvements, as determined by FFCA's in-house site inspection and review department, (iii) the Property Commitment Fee, and (iv) such soft costs and closing costs as FFCA may approve in its reasonable discretion.

Development Price:    After Sybra purchases the Land, FFCA will fund the sum
                      of (i) the actual and reasonable hard costs incurred to construct the improvements as determined by FFCA's in-house site inspection department, and (ii) Sybra's actual and reasonable out-of-pocket soft costs relating to the construction of the improvements as may be approved as to category and amount by FFCA, in its reasonable discretion.

Basic Construction
Funding Terms:        The Disbursement Agreement shall provide that FFCA will
                      agree to fund the Development Price in progress payments through the title company, and Sybra will agree to complete the improvements as provided therein.

Note Terms:           During the construction period, interest shall accrue at
                      a variable rate equal to the 30-day London Interbank
                      Offered Rate then in effect plus 3.50%; thereafter, interest shall accrue at an annual rate equal to the greater of (i) 9.25% or (ii) the 10-year U.S. Treasury
                      Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Final Disbursement to occur
                      (which date shall be established by a letter from FFCA to Sybra) plus 4.25%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based upon a twenty (20) year term and amortization schedule or such shorter term as may be required by FFCA to ensure that the term of the Ground
                      Lease (including all renewals) exceeds the term of the Mortgage Loan by at least five (5) years.

Prepayment:           Subject to the terms of the Fixed Charge Coverage
                      paragraph below, the Note may not be prepaid in whole or in part during the first five years of the term of the Note. Thereafter, Sybra may prepay the Note, in whole but not in part, on any regularly scheduled payment date; provided, however, any prepayment during the sixth year of the term of the Mortgage Loan shall include a prepayment premium equal to 5% of the then outstanding amount of the loan; any prepayment during the seventh year of the term of the Mortgage Loan shall include a prepayment premium equal to 4% of the then outstanding amount of the loan; any prepayment during the eighth year of the term of the Mortgage Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the loan; any prepayment during the ninth year of the term of the Mortgage Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the loan; and any prepayment during the tenth year of the term of the Mortgage Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the loan.

Fixed Charge Coverage
Ratio: Prior to a Securitization (as defined below) of any of the Mortgage Loans, Sybra will maintain an annual fixed charge ratio, tested on a consolidated basis as to all of the Properties subject to the Mortgage Loans that are being securitized equal to or greater than 1.3:1 (the "SFCCR"). FFCA will notify Sybra as to the actual date for the calculation of the SFCCR (the "SFCCR Calculation Date") at least 60 days prior to the SFCCR Calculation Date. The SFCCR Calculation Date shall be no more than 30 days prior to the anticipated date of the Securitization. In calculating the SFCCR, FFCA will use actual performance data for any Properties that have been operated for more than 4 months as of the SFCCR Calculation Date. For any Properties that have been operated for less than 4 months as of the SFCCR Calculation Date, FFCA shall use pro forma data to calculate the SFCCR. FFCA will not exclude from any Securitization any of the fully funded Mortgage Loans in FFCA's inventory if the exclusion of the Mortgage Loan causes the SFCCR on the remaining Mortgage Loans to be lower than 1.30:1. Furthermore, the FCCR Calculation Date for any Property shall be no more than one year after the date that the Mortgage Loan for such Property was fully funded. The Loan Documents shall further provide that after the Mortgage Loan has been securitized, Sybra shall maintain an annual fixed charge coverage ratio, tested on a consolidated basis as to all of Sybra's Arby's restaurants, equal to or greater than 1.3:1, with such ratio to be calculated as of each fiscal year end of Sybra ("FCCR"). Both the SFCCR and the FCCR shall be calculated in accordance with the following formula:

                      The ratio of the sum of:

                            1. Net income according to GAAP (after income tax);
                               plus

                            2. Income tax; plus

                            3. Interest expense, plus

                            4. All non-cash charges including depreciation and
                               amortization; plus

                            5. All corporate and regional overhead (defined as
                               non-store level general and administrative expense consistent with the method of accounting used for Sybra's 1997 audited report, including, but not limited to, expenses related to automobiles, administrative fees, legal, accounting and other professional services, office supplies, travel and entertainment; plus

                            6. 7. Non-recurring expenses; minus

                            7. A standardized management fee representing 2.0%
                               of gross sales for any 12 month period; plus

                            8. Rent expense (defined as building and ground
                               operating lease expense, plus percent rent, plus capitalized building lease expense (net of principal and interest), minus rent on regional and corporate offices and inactive units);

                      To the sum of:

                            1. All corporate debt service for the period being
                               measured (interest and required principal payments during such period); plus

                            2. Rent expense as defined above in number 8 above;
                               plus

                            3. Interest and required principal payments on all
                               Capital Lease obligations during such period.

                      If Sybra does not achieve either the required SFCCR or the FCCR within 30 days following notice from FFCA, Sybra shall be required to cure such failure through one of the following remedies: (i) pay off the Mortgage Loan(s) on the poorest performing Property or Properties, (ii) prepay the Mortgage Loan(s) on the poorest performing Property or Properties by an amount sufficient to raise the ratio to the required level and the corresponding Note or Notes shall be amended to reamortize the remaining payments due thereunder, (iii) substitute the poorest performing Properties with similar Properties upon terms that are mutually acceptable to the parties, or (iv) pay off the Notes on the poorest performing Properties and enter into a sale-leaseback transaction with FFCA on terms and conditions that are mutually satisfactory to the parties.


Closing Costs:        Sybra shall pay its attorneys' fees, FFCA's reasonable
                      in-house site inspection expenses, FFCA's reasonable attorneys' fees, the cost of the phase I environmental report and/or environmental insurance, and all other reasonable Mortgage Loan closing costs, including, without limitation, all mortgage and stamp taxes, construction consultant fees, soil report expenses, disbursement agent costs, survey expenses, title insurance premiums, and escrow, filing and recording fees.

D.  Basic Equipment Loan Terms.

Documentation:        FFCA's counsel will prepare and submit to Sybra the form
                      of equipment note (the "Equipment Note"), equipment loan agreement (the "Equipment Loan Agreement"), security agreement (the "Security Agreement") and UCC-1 Financing
                      Statements proposed by FFCA. The Security Agreement shall grant FFCA a first priority security interest in the Equipment, and the Equipment Loan Agreement shall
                      (i) contain such representations, warranties, covenants and agreements as are customary in loan transactions of this type, and (ii) provide that Sybra will indemnify
                      FFCA against all claims, suits and costs whatsoever relating to any breach of Sybra's representations and warranties. At the Equipment Loan closing, Sybra shall
                      (i) provide FFCA with proof of insurance and copies of all bills of sale, invoices and purchase agreements relating to the Equipment, and (ii) execute the Equipment Note, the Equipment Loan Agreement, the
                      Security Agreement, the UCC-1 financing statements and such other documents as may be reasonably required by FFCA or the title company (collectively, the "Equipment
                      Loan Documents").

Equipment
Loan Amount:          The actual and reasonable cost of the Equipment at each
                      Property, but in no event shall such cost exceed the sum of $150,000.00 per Property.

Note Terms:           Interest shall accrue at the rate per annum equal to the
                      greater of (i) 9.25% or (ii) the 10-year U.S. Treasury
                      Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Final Disbursement to occur
                      (which date shall be established by a letter from FFCA to Sybra) plus 4.25%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based on a seven (7) year amortization schedule.

Prepayment:           Sybra may not prepay any Note in whole or in part during
                      the first four (4) years thereof; thereafter, Sybra may prepay the Note in whole only on any regularly scheduled payment date; provided, however, any prepayment during the fifth year of the term of the Equipment Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the Equipment Loan; any prepayment during the sixth year of the term of the Equipment Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the Equipment Loan; and any prepayment during the seventh year of the term of the Equipment Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the Equipment
                      Loan.

Equipment Loan
Closing Date:         The Final Disbursement Date.

E.  Other Material Transaction Terms.

Ground Lease          Prior to the closing of any Transaction involving a Ground
Approval:             Lease Site, FFCA's Legal Department shall have received
                      and approved the related ground lease.

Financial Statements: Within forty-five days following the end of each quarter during the Commitment Term, Sybra shall provide FFCA with Sybra's financial statements for the preceding quarter.

Non-Disclosure:       Neither Sybra nor FFCA shall make any public disclosure
                      of this Commitment or the transactions proposed by this Commitment without the prior written consent of the other party hereto, except as required by law or judicial action.

Securitization:       The loan documents shall provide that FFCA may, at any
                      time, sell, transfer or assign any Note, Deed of Trust and any of the other Loan Documents and Equipment Loan
                      Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization").
                      Sybra agrees to cooperate in good faith with FFCA in connection with any Transfer, Participation and/or
                      Securitization, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Sybra by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however, Sybra shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Sybra or the transactions contemplated by this Commitment or make any of the mortgage and equipment loan repayment or covenants more burdensome on Sybra. Sybra consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Property or the financial condition of Sybra, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA and Sybra shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Paragraph.

Cross-Default and
Cross-
Collateralization:    The Mortgage Loan Documents and Equipment Loan Documents
                      between FFCA and Sybra with respect to the Mortgage
                      Loans and the sale-leaseback documents with respect to each Sale-Leaseback Transaction shall be cross-defaulted and, in the case of each loan, cross-collateralized, with all other loan agreements, notes, mortgages, deeds of trust, leases and other agreements now or hereafter entered into between (or, in the case of notes and guaranties, in favor of) (i) FFCA, Franchise Finance
                      Corporation of America or any of its other subsidiaries and affiliates, on the one hand, and (ii) Sybra or any of its subsidiaries or affiliates, on the other hand.

F.  Other Matters.

        THE FOREGOING SUMMARY OF BASIC TERMS AND CONDITIONS IS NOT MEANT TO BE NOR SHOULD IT BE CONSTRUED AS AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS REGARDING THE TRANSACTIONS. INSTEAD, IT IS INTENDED ONLY TO OUTLINE CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING AROUND WHICH

LEGAL DOCUMENTATION WILL BE STRUCTURED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

        This Commitment and the Transaction contemplated hereby, and the obligation of FFCA to consummate the Transaction described in this Commitment shall be subject to, in FFCA's reasonable judgment, there being no adverse material change in (i) the financial condition of Sybra, or (ii) the capital markets utilized by FFCA. Furthermore, this Commitment shall not be assignable by Sybra or relied upon by any third party without the prior written consent of FFCA, and shall be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. This Commitment may be assigned by FFCA without the consent of Sybra. This Commitment (i) supersedes any previous discussions, agreements and/or proposal/commitment letters relating to the Transaction, including the commitment letter dated February 1, 1999, and
(ii) may only be amended by a written agreement executed by FFCA and Sybra. FFCA reserves the right to cancel this Commitment in the event (i) Sybra has made any misrepresentations or has withheld any information with regard to the Transaction, or (ii) Sybra, or its subsidiaries or affiliates default on any of their contractual obligations to FFCA or its affiliates.

        ANY ACTION ARISING OUT OF THIS COMMITMENT SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. FFCA AND SYBRA WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. SYBRA WAIVES ANY RIGHT SYBRA HAS OR MAY HAVE TO SEEK OR RECOVER FROM FFCA OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES ANY AWARD OF SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DEFAULT BY FFCA UNDER THIS COMMITMENT.

        Please indicate your acceptance of this Commitment by having a copy of this Commitment signed and returned to FFCA to the attention of Margaret J. Craft, FFCA Acquisition Corporation, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, together with a check in the sum of $45,000.00 payable to "FFCA Acquisition Corporation", within ten (10) days from the date hereof or this Commitment will automatically expire.

                                              FFCA Acquisition Corporation,
                                              a Delaware corporation

                                              /s/ Robert Roach

                                              Rob Roach
                                              Senior Vice President
                                              Corporate Finance



ACCEPTED AND AGREED TO on this 22nd day of February, 1999.

Sybra, Inc.,
a Michigan corporation


By /s/ James R. Arabia
  -----------------------------
Printed Name James R. Arabia
            -------------------
Title President & CEO
     --------------------------

                                    EXHIBIT A

                                   TERM SHEET

        This Term Sheet is subject to the terms and conditions of that certain commitment letter dated February 17, 1999, between FFCA Acquisition Corporation ("FFCA") and Sybra, Inc. ("Sybra") (the "Commitment Letter"). In the event of any conflict between the provisions of the Commitment Letter and the terms of this Term Sheet, the terms of the Commitment Letter shall prevail. Any capitalized terms used herein without definition shall have the same meaning given in the Commitment Letter.

Date:                                _____________________

Lender/Buyer:                        FFCA

Seller/ Borrower:                    _____________________

Property Location:                   _____________________

FFCA Store Number:                   _____________________

Type of Transaction (indicate one):  Sale-Leaseback _____  Mortgage Loan _____

Purchase Price:                      $_____________________

Loan Amount:                         $_____________________

Development Price:                   $_____________________

Property Commitment Fee:             $                     (including $3,000.00
                                      _____________________  Credit)

Base Annual Rental:
                                     Prior to the Final Disbursement Date, the sum of (i) the greater of (a) 10.0% or (b) the 30-day London Interbank Offered Rate then in effect plus 3.50%, of the Purchase Price multiplied by a fraction, the numerator of which will be the actual number of days between the Closing Date and the Final Disbursement
                                     Date, and the denominator of which will be 365, and the sum of (ii) the greater of (a) 10.0% or (b) the 30-day London Interbank Offered Rate then in effect plus 3.50%, of each portion of the Development Price (as defined above) outstanding between the Closing Date and the Final Disbursement Date multiplied by a fraction, the numerator of which will be the actual number of days between the date that each portion of the Development Price was advanced by FFCA and the Final Disbursement Date and the denominator of which will be 365 (collectively, the "Interim Rental"), which amount shall not be paid by Sybra prior to the First Disbursement Date but shall accrue from and after the date the Arby's restaurant opens for business and be capitalized in the Lease on the Final Disbursement Date pursuant to the Lease Amendment. After the date the Arby's restaurant opens for business, an amount equal to the greater of (a) 10.00% of the sum of the Purchase Price and the Development Price or (b) the 10-year U.S. Treasury Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Final Disbursement to occur (which date shall be established by a letter from FFCA to Sybra) plus 4.50% times the sum of the Purchase Price and the Development Price, which amount shall be payable in equal monthly installments on the first day of each month following the month in which the Final Disbursement is made.

Interest Rate:                       During the construction period, interest
                                     shall accrue at a variable rate equal to the 30-day London Interbank Offered Rate
                                     ("LIBOR") then in effect plus 3.50%.
                                     Thereafter, interest shall accrue at the rate per annum equal to the greater of (i)
                                     9.25% or (ii) the 10-year U.S. Treasury
                                     Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Closing to occur (which date shall be established by a letter from FFCA to Sybra) plus 4.25%.

Equipment Loan Amount:               $_______________________

Interest Rate:                       Interest shall accrue at the rate per
                                     annum equal to the greater of (i) 9.25% or
                                     (ii) the 10-year U.S. Treasury Note Rate in effect 10 days prior to the date that FFCA initially anticipates the Final
                                     Disbursement to occur (which date shall be established by a letter from FFCA to Sybra) plus 4.25%.

Outside Closing Date:                ________________________

        It is expressly acknowledged that the Transaction is subject to Seller/Borrower satisfying all of the conditions and requirements contained in the Commitment Letter.

ACCEPTED AND AGREED TO this _____ day of _________________ , 1999.



FFCA ACQUISITION CORPORATION,                 SYBRA, INC.,
a Delaware corporation                        a Michigan corporation

By __________________________                 By _____________________________
Printed Name:  Rob Roach                      Printed Name:___________________
Title  Senior Vice President                  Title:__________________________